SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2005

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(c) On September 23, 2005, we received a letter from the Nasdaq Stock Market requesting that we submit a notification form to Nasdaq for the listing of additional shares in connection with certain issuances of our securities, as required by Marketplace Rule 4310(c)(17). The letter also indicated the staff’s belief that we did not comply with Marketplace Rule 4350(i)(1)(A), which requires shareholder approval for issuances of common stock or securities convertible into common stock to employees, officers, directors or consultants.

Over the last two years we have granted options and warrants to purchase a total of 200,000 common shares to certain consultants. These options and warrants were properly disclosed in our filings with the Securities and Exchange Commission and accounted for in our financial statements, however they were not issued pursuant to a shareholder approved stock and option plan as required by Marketplace Rule 4350(i)(1)(A). We have informed the Nasdaq that we will reissue all such options and warrants under our 2004 Stock Incentive Plan, which was approved by shareholders at our 2004 annual meeting of stockholders held in December 2004, and we are in the process of submitting to the Nasdaq our formal proposal for achieving compliance with Marketplace Rule 4350(i)(1)(A). We believe that we will be able to resolve the Nasdaq’s comments in a timely fashion.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements, including the risk that we may be unable to resolve the Nasdaq’s comments regarding compliance with Marketplace Rule 4350(i)(1)(A). We caution readers not to place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 29, 2005	GLOBAL EPOINT, INC.

/s/ John Pan
John Pan,
Chief Financial Officer